Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Electronic Arts Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑183077, 333-176181, 333-168680, 333-161229, 333-152757, 333-145182, 333-138532, 333-127156, 333-117990, 333-107710, 333-99525, 333-67430, 333-44222, 333-190355, 333-39432, and 333-213044) on Form S-8 and (No. 333-221481) Form S-3 of Electronic Arts Inc. of our report dated May 23, 2019, with respect to the consolidated balance sheets of Electronic Arts Inc. as of March 30, 2019 and March 31, 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 30, 2019, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of March 30, 2019, which report appears in the March 30, 2019 annual report on Form 10‑K of Electronic Arts Inc.
Our report on the consolidated financial statements refers to a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP
Santa Clara, California
May 23, 2019